Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

ALBEMARLE CORPORATION

I.

The name of the Corporation is Albemarle Corporation.

II.

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

III.

The initial registered office shall be located at 330 South Fourth Street in the City of Richmond, Virginia, and the initial registered agent shall be E. Whitehead Elmore, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

IV.

The Corporation shall have authority to issue 150,000,000 shares of Common Stock, par value $.01 per share, and 15,000,000 shares of Preferred Stock. The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as follows:

A. Common Stock.

1. Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

2. Except as otherwise required in these Articles as they may hereafter be amended:

(a) Any Corporation action, except the election of Directors, an amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action;

(b) The election of Directors will be as set forth in the Company’s Bylaws;

(c) An amendment or restatement of these Articles other than an amendment or restatement described, or involved in a transaction described, in subscription (d), (e) or (f) of this section shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter;

(d) Any transaction with the Corporation or any subsidiary that constitutes or involves an affiliated transaction, as defined in Section 13.1-725 of the Virginia Stock Corporation Act as in effect on the effective date of these Articles, shall be approved by seventy-five percent (75%) of the votes entitled to be cast by each voting group that is entitled to vote on such transaction;

(e) A merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution, other than any such transaction to which subsection (d) of this section applies, shall be approved by at least two-thirds of the votes entitled to be cast by each voting group that is entitled to vote on such transaction; and

(f) An amendment to these Articles that amends or affects subsection (d) of this section shall be approved by seventy-five percent (75%) of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

For purposes of subsection (d) of this section a transaction shall not constitute an affiliated transaction if it is with an interested shareholder, as defined in Section 13.1-725 of the Virginia Stock Corporation Act as in effect on the effective date of these Articles: (i) who has been an interested shareholder continuously or who would have been such but for the unilateral action of the Corporation since the later of (a) the date on which this Corporation first had 300 shareholders of record or (b) the date such person became an interested shareholder with the prior or contemporaneous approval of a majority of the disinterested directors as defined in Section 13.1-725 of the Virginia Stock Corporation Act as in effect on the effective date of these Articles; (ii) who became an interested shareholder as a result of acquiring shares from a person specified in subdivision (i) or subdivision (ii) of this subsection by gift, testamentary bequest or the laws of descent and distribution or in a transaction in which consideration was not exchanged and who continues thereafter to be an interested shareholder, or who would have so continued but for the unilateral action of the Corporation; (iii) who became an interested shareholder inadvertently or as a result of the unilateral action of the Corporation and who, as soon as practicable thereafter, divested beneficial ownership of sufficient shares so that such person ceased to be an interested shareholder, and who would not have been an interested shareholder but for such inadvertency of the unilateral action of the Corporation; or (iv) whose acquisition of shares making such person an interested shareholder was approved by a majority of the disinterested directors.

3. Subject to the rights of holders of Preferred Stock and subject to any other provisions of these Articles or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time.

B. Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be stated and expressed herein or in the resolution or resolutions providing for the issue of shares of a particular series, and in such resolution or resolutions providing for the issue of shares of such series, the Board of Directors is expressly authorized to fix, or establish the basis for determining:

(a) The annual or other periodic dividend rate for such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, and the extent of participation rights, if any;

(b) The redemption price or prices, if any, for such series and other terms and conditions on which such series may be retired and redeemed;

(c) The obligation, if any, of the Corporation to purchase and retire or redeem shares of such series as a sinking fund or otherwise, and the terms and conditions of any such redemption;

(d) The designation and maximum number of shares of such series issuable;

(e) The right to vote, in any, with holders of shares of any other class or series and any right to vote as a separate voting group, either generally or as a condition to specified corporate action;

(f) The amount payable upon shares in the event of involuntary liquidation;

(g) The amount payable upon shares in the event of voluntary liquidation;

(h) The rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation, or to exchange such shares for other securities, and the terms and conditions of any such conversion or exchange; and

(i) Such other rights as may be specified by the Board of Directors and not prohibited by law.

All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issue of a particular series. In case dividends on all shares of Preferred Stock for any quarterly dividend period are not paid in full, all such shares shall participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectfully entitled.

C. Preemptive Rights.

No holder of shares of any class of capital stock shall as such holder have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

V.

A. Board of Directors.

Unless otherwise fixed in the Bylaws, the number of Directors of the Corporation shall be three (3). At each annual meeting of shareholders, the Directors of the Corporation shall be elected.

B. Removal of Director.

Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, a Director may be removed only with cause.

VI.

A. In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

B. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a Director or officer of the Corporation, or (ii) any Director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporations also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

D. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in section B or C of this Article.

F. Any indemnification under section C of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section C.

The determination shall be made:

1. By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

2. If a quorum cannot be obtained under subsection 1 of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

3. By special legal counsel:

(a) Selected by the Board of Directors or its committee in the manner prescribed in subsection 1 or 2 of this section; or

(b) If a quorum of the Board of Directors cannot be obtained under subsection 1 of this section and a committee cannot be designated under subsection 2 of this section, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

4. By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection 3 of this section F to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

G. 1. The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section C if the applicant furnishes the Corporation:

(a) a written statement of his good faith belief that he has met the standard of conduct described in section C; and

(b) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

2. The undertaking required by paragraph (b) of subsection 1 of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

3. Authorizations of payments under this section shall be made by the persons specified in section F.

H. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section B or C of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section C. The provisions of sections D through G of this Article shall be applicable to any indemnification provided hereafter pursuant to this section H.

I. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

J. Every reference herein to Directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interest funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

K. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.